Exhibit 10.1

CERTAIN INFORMATION IDENTIFIED WITH THE MARK “(***)”, “(***%***)” AND “(***$***)” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE SUCH INFORMATION IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

Amendment #2 to Master Collaboration Agreement

Reference is hereby made to the Master Collaboration Agreement (the “Agreement”), dated September 20, 2019, by and between SomaLogic Operating Co., Inc. (formerly known as SomaLogic, Inc.) (“SomaLogic”) and Novartis Pharma AG (“Novartis”), as amended by the First Amendment, dated June 15, 2021. This Amendment #2 to Master Collaboration Agreement (the “Second Amendment”), dated January 4, 2023 (which shall be effective January 1, 2023 (the “Second Amendment Effective Date”)) amends the Agreement as set forth herein.

1. Section 1.2.2. Section 1.2.2 is amended as follows: (a) in Subsection 1.2.2.b delete “joint” in two occurrences; (b) delete the entire content of Subsection 1.2.2.e and replace it with “to obtain SomaLogic’s consent to Novartis’ provision of Baseline and Control Data, Intervention Data, or both Baseline and Control Data and Intervention Data as part of any Project Plan; and”; and (c) delete “(other than Subject Consortia)” in the last sentence.

2. Section 1.6. Section 1.6 is amended as follows: Delete the word “Cost” in the last sentence and replace it with “SomaLogic’s then current list price.”

3. Section 2.1 (Term). The first sentence of Section 2.1 is amended to extend the Term and read as follows:

This Agreement will commence on the Effective Date and will continue in effect until 31 December 2033 unless terminated earlier in accordance with this Section 2 (the “Term”).

4. Section 3.1.1. Section 3.1.1 is amended as follows: (a) create a new subsection 3.1.1.a that includes the first sentence of Section 3.1.1, the table indicating Projected Annual Minimums, and the paragraph following the table; (b) add the phrase “Commencing on the Effective Date and ending on December 31, 2022,” at the beginning of the first sentence of Section 3.1.1.a; (c) delete the fifth row of the table; and (d) create a new subsection 3.1.1.b; such that Section 3.1.1 reads as follows:

3.1.1. Services.

a.	Commencing on the Effective Date and ending on December 31, 2022: Novartis and its Affiliates shall submit SOMAscan Study Submission Forms to SomaLogic (as described in Exhibit A) to request the performance of Novartis SOMAscan Services for the following projected annual minimum number of Samples (the “Projected Annual Minimum”):

Calendar Year	Projected Annual Minimum
2019	(***)*
2020	(***)
2021	(***)
2022	(***)

*	Pro rata on a monthly basis from the Effective Date

Notwithstanding the foregoing, the Parties will periodically revise the Projected Annual Minimum set forth above as reasonably necessary to reflect: (i) SomaLogic’s limitations with respect to assay capacity (particularly with respect to Novartis SOMAscan v3.0); (ii) the Parties’ desire to support backwards compatibility of SOMAscan Data with respect to SOMAscan Assays conducted on Novartis SOMAscan V3.0 (and SOMAscan V4.1) after the Effective Date; (iii) Sample flow; (iv) Sample backlog; (v) Novartis’ access to and supply of Samples appropriate for both versions of the SOMAscan Assay (i.e., Novartis SOMAscan V3.0 and SOMAscan V4.1); and (vi) the status of Reversioning Plan activities; in an effort to ensure a reasonably consistent flow of Samples over the course of each calendar year and to minimize large seasonal or periodic variations that would negatively affect SomaLogic’s ability to manage its assay capacity. The Parties acknowledge Novartis may exceed its Projected Annual Minimums by (***)% following completion of the Reversioning Plan and the migration to SOMAscan V4.1. Within thirty (30) days after the execution of this Agreement, Novartis will provide SomaLogic with a non-binding three (3) month forecast of its SOMAscan Assay requirements. Thereafter, Novartis will provide a rolling, non-binding forecast of its SOMAscan Assay requirements on a Calendar Quarter basis, with each estimate to be provided at least thirty (30) days prior to the commencement of each Calendar Quarter; provided, however, that Novartis will not increase or decrease its quarter-to-quarter forecasted number of Samples by more than (***)%. If Novartis does not submit Samples meeting at least the relevant Projected Annual Minimum in a given calendar year as required by this Agreement (a “Shortfall Year”), Novartis will have the right, for a period of 90 days following the end of such calendar year, to submit additional Samples to SomaLogic that will be deemed to be included in the number of Samples submitted in the Shortfall Year for the purpose of determining if the Projected Annual Minimum has been met for such calendar year. Following such 90-day period, and except if a Force Majeure event has prevented Novartis from collecting or submitting Samples to SomaLogic as contemplated by Section 8.16, if Novartis still not submitted Samples meeting at least the Projected Annual Minimum (taking into account any additional Samples submitted pursuant to the prior sentence), Novartis will be obligated to make a true up payment to SomaLogic in an amount equal to the difference between the Projected Annual Minimum and the amount of Samples actually submitted or deemed to be submitted in such calendar year, multiplied by $(***). Any such payment will be made by Novartis within 60 days of receipt of an invoice, which SomaLogic may issue upon a determination of the Sample shortfall for the relevant calendar year.

b. Commencing after the Satisfaction Date, and continuing for the remainder of the Term: Novartis and its Affiliates shall submit SOMAscan Study Submission Forms to SomaLogic (as described in Exhibit A) to request the performance of Novartis SOMAscan Services. Within thirty (30) days after the Satisfaction Date, Novartis will provide SomaLogic with a non-binding three (3) month forecast of its SOMAscan Assay requirements. Thereafter, Novartis will provide a rolling, non-binding forecast of its SOMAscan Assay requirements on a Calendar Quarter basis, with each estimate to be provided at least thirty (30) days prior to the commencement of each Calendar Quarter. As and to the extent available, each forecast will include the study name, Sample quantity and matrix, and the estimated timing for delivery of the Samples to SomaLogic.

5. Section 3.1.2.a. Section 3.1.2.a is amended to read as follows:

a. Novartis and its Affiliates shall pay the following per Sample fee for the performance of Novartis SOMAscan Services (individually and collectively, the “Novartis Price”):

i. (A) $(***) USD/Sample for Novartis SOMAscan Services performed after the Effective Date and in satisfaction of Projected Annual Minimums due prior to December 31, 2022 (the date on which Novartis satisfies all Projected Annual Minimums due prior to December 31, 2022 is referred to herein as the “Satisfaction Date”), and (B) $(***) USD/Sample for Novartis SOMAscan Services performed after the Satisfaction Date and during the Term; in each of (A) and (B) of this subsection, using (1) Samples for which Baseline and Control Data are provided in accordance with the Project Plan; or (2) Samples for which Intervention Data are provided in accordance with the Project Plan; and

ii. (A) $(***) USD/Sample for Novartis SOMAscan Services performed after the Effective Date and prior to the Satisfaction Date, and (B) $(***) USD/Sample for Novartis SOMAscan Services performed after the Satisfaction Date and during the Term; in each of (A) and (B) of this subsection, using Samples for which neither (1) Baseline and Control Data nor (2) Intervention Data are provided.

6. Section 3.1.2.b. The last 2 sentences of Section 3.1.2.b are amended to read as follows:

For Samples provided by Novartis prior to the Satisfaction Date: (i) Samples provided in excess of the Projected Annual Minimums shall be at the same price per Sample; and (ii) the only firm commitment of Novartis for such Samples is the Projected Annual Minimums listed in Section 3.1.1.

7. Section 3.1.2.c. Section 3.1.2.c is amended as follows: (a) in line 1, delete “during the Term” and replace it with “commencing on the Effective Date and ending on the Satisfaction Date”; and (b) in the last sentence, after “shall apply only”, delete “during the Term” and insert “to Samples provided to SomaLogic between the Effective Date and the Satisfaction Date”.

8. Section 4.3.4. Section 4.3.4 is amended to read as follows:

Patent Rights. Each Party, its Affiliates, and any Third Party to which such Party is permitted to disclose Confidential Information of the other Party under this Agreement may use and disclose Confidential Information of the other Party or its Affiliates to the extent such use or disclosure is necessary for filing or prosecuting Patents; provided that such disclosure shall be limited to such disclosures that are reasonably necessary for the purposes of preparing such Patents.

9. Section 4.3.5. Section 4.3.5 is amended to read as follows:

Regulatory Approval. Each Party, its Affiliates, and any Third Party to which such Party is permitted to disclose Confidential Information of the other Party under this Agreement may disclose Confidential Information of the other Party or its Affiliates to the extent such disclosure is necessary in connection with seeking or obtaining regulatory approval for a Diagnostic or Therapeutic.

10. Section 4.10.1.b: Section 4.10.1.b is amended to read as follows:

Novartis Collaboration Partners. Novartis may disclose and sublicense the use of SOMAscan Data generated prior to the Satisfaction Date to a Novartis Collaboration Partner solely for such Novartis Collaboration Partner’s use in collaborative research with Novartis. In connection with all SOMAscan Data generated prior to the Satisfaction Date, Novartis Collaboration Partners may not use SOMAscan Data to develop Diagnostics other than Novartis Diagnostics and, for the avoidance of doubt, except as permitted by Section 5, may not disclose any such SOMAscan Data to any other Person (i.e., no 4th party transfer). For all SomaScan Data generated from Samples submitted to SomaLogic after the Satisfaction Date, Novartis may disclose and sublicense the use of such SOMAscan Data to any Novartis Collaboration Partner without any additional obligation to SomaLogic.

11. Section 4.10.2.a: Section 4.10.2.a is amended as follows: in line 2, after “in the following sentence,” insert “if SomaLogic provides its prior written consent in a Project Plan,”.

12. Section 4.10.2.b: Section 4.10.2.b is amended as follows: delete the last sentence of this section and insert the following new sentence: “However, any inability of such parties to negotiate and execute such multi-party collaboration agreement shall not affect Novartis’ rights to conduct research with any Novartis Collaboration Partner as provided in this Agreement.”

13. Section 4.11. Section 4.11 is amended as follows: insert “Commencing on the Effective Date and ending on December 31, 2022:” before “Prior to execution of any Subject Consortium” in the first sentence.

14. Section 5.4.   Section 5.4 is amended to read as follows:

Data Repository. If any research conducted by Novartis or any of its Affiliates, either alone or with a Novartis Collaboration Partner that has shared its Clinical Data with SomaLogic, is part of a study (i) related to a Project Plan performed prior to December 31, 2022 and is funded by a United States federal agency or similar government entity, or (ii) related to a Project Plan performed after January 1, 2023, and, in either case, has a data sharing policy to which Novartis, any of its Affiliates or any such Novartis Collaboration Partner must adhere that requires the integration into a public database of all or substantially all of the SOMAscan Data provided to Novartis under a Project Plan, Novartis or its Affiliates will not, and will procure that any Novartis Collaboration Partner will not, to the extent permitted by the study’s data sharing policy, provide any SOMAscan Data to the data repository until the earlier to occur of twelve (12) months after completion of the applicable clinical study or other project or twelve (12) months after acceptance for publication of a primary manuscript describing the Novartis Results of the applicable clinical study or other project conducted by Novartis or any of its Affiliates, either alone or with any such Novartis Collaboration Partner. For the avoidance of doubt, for any Project Plan executed by the Parties prior to December 31, 2022, any Novartis Collaboration Partner that has not shared its Clinical Data with SomaLogic will not be permitted to provide any SOMAscan Data to a data repository at any time unless such Novartis Collaboration Partner is subject to an obligation (naming SomaLogic as a third party beneficiary) that such Novartis Collaboration Partner (a) will not file any Patents claiming Biomarkers discovered or created through the use of the SOMAscan Data or (b) will grant SomaLogic (either automatically or upon SomaLogic’s request) a worldwide, fully-paid, royalty-free, non-exclusive license, sublicensable through multiple tiers to SomaLogic’s or its Affiliates’ commercial partners, to make, use, offer for sale, sell and import products or services developed or commercialized by or on behalf or for the account of SomaLogic or any of its Affiliates, under any Patents owned or controlled by the relevant Novartis Collaboration Partner claiming inventions directed to any biomarkers or their use that were created, conceived of, or reduced to practice through the use of SOMAscan Data.

15. Appendix 1. The following definitions in Appendix 1 are amended as follows: (a) in the definition of “Collaboration Partner”, in line 4, after “collaborative research,” insert “research consortia (in the case of Novartis only)”; and (b) in the last line of the definition of “Cost”, delete “an allocation of” and insert “standard costs for both”.

16. Ratification and Confirmation. In all other respects, the Agreement is hereby ratified and confirmed.

[Signature Page Follows]

Signature Page to Amendment #2

Executed as of the Second Amendment Effective Date.

Novartis Pharma AG		SomaLogic Operating CO., Inc.

By:	/s/ Martin Dueggelin	By:	/s/ Shaun Blakeman

Name:	Martin Dueggelin	Name:	Shaun Blakeman

Title:	Senior Legal Counsel	Title:	Chief Financial Officer

By:	/s/ Simone Pfirter

Name:	Simone Pfirter

Title:	Associate General Counsel